Exhibit 21



                              List of Subsidiaries



                    IntegraMed Pharmaceutical Services, Inc.

                       IntegraMed Financial Services, Inc.

                     IntegraMed Reproductive Genetics, Inc.

                             IVF America (NJ), Inc.

                    Women's Medical & Diagnostic Center, Inc.